Exhibit 10.1

THE KIMBALL INTERNATIONAL, INC.
AMENDED AND RESTATED 2010 PROFIT SHARING INCENTIVE BONUS PLAN

Background. Your Board believes that the long-term success of your Company depends, in part, on its ability to recruit and retain outstanding individuals as employees and to furnish these employees maximum incentive to improve operations and increase profits. Your Board also believes it is important to align compensation of officers and employees paid on a bi-weekly basis, with the interests of Share Owners. In accordance with this belief, your Board, upon recommendation of the Compensation and Governance Committee (“Committee”) of the Board (comprised of independent outside directors), has unanimously adopted and recommends for Share Owner approval, the Kimball International, Inc. Amended and Restated 2010 Profit Sharing Incentive Bonus Plan (the “Plan”).
The profit sharing framework of this Plan has been in place since prior to the Company becoming publicly traded in 1976. The Plan includes profit determinations at two levels within the Company: (1) Worldwide for Company-wide performance (“Worldwide”); and (2) at a Business Unit level for the performance of designated operations within the Company (“Business Unit”). All executive officers and other eligible employees participate at the Worldwide or Business Unit level.
Share Owner approval of the Plan is now sought to qualify the awards under the Plan as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a deduction for certain compensation paid in excess of $1 million to the executive officers listed in the Summary Compensation Table in this proxy statement, but only if employed as of the end of the fiscal year (“Named Executive Officers”). Performance-based compensation, however, is fully deductible by the Company if the programs are approved by Share Owners and meet certain other requirements. To maintain the deductibility of payments under the Plan, the Board recommends that the Share Owners approve the Plan at the Annual Meeting of Share Owners.
Goal. The goal of the Plan is to link an employee’s compensation with the long-term financial success of the Company. The intent is to encourage participants to think, act and be rewarded like owners, and to seek out and undertake initiatives that continuously improve the long-term performance of the Company.
Eligibility. Executive officers and full- and part-time employees of the Company paid on a bi-weekly basis, except those covered under commission compensation programs, are eligible to participate in the Plan (“Participants”). Approximately 850 employees will be eligible to participate in the Plan.
Bonus Criteria. The Plan measures profitability in terms of “economic profit”, generally equal to net income less the cost of capital. The Committee must approve the profitability tiers (“Targets”) within the first 25% of the period of service to which the Targets relate, but not later than 90 days after the commencement of that period (“Relevant Time Period”). The Committee, within the Relevant Time Period, may make adjustments for non-operating income and loss and other profit-computation elements as it deems appropriate to provide optimal incentives for eligible employees. If other adjustments are necessary beyond the

Relevant Time Period, the NEOs will not be eligible to receive any bonus resulting from such adjustments.
Bonus Amounts. The Plan establishes potential bonus amounts as a range of percentages of the Participant’s salary, with the bonus percentage increasing with higher levels of profitability. The Plan also establishes different bonus percentage ranges across several Participant categories, setting higher bonus-percentage ranges for Participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s profitability. The CEO's payout will be ten points higher than the other executive officers in the Worldwide Plan with a cap of 100%. At the highest responsibility levels, Participants may earn bonuses of up to 100 percent of base salary. The Plan is designed so that Participants will achieve maximum bonuses only if the Company achieves economic profitability near the top quartile of leading public companies and/or its competitors. A Participant’s total bonus under the Plan may not exceed $1 million for any fiscal year. Awards under the Plan will be determined based on actual future performance. Therefore, the amounts that will be paid pursuant to the Plan in future years are not currently determinable. However, as described above, the profit sharing framework of the Plan has been in place for a number of years.
Administration. For a particular fiscal year, the Committee must approve the Targets, profit-computation adjustments, and any other conditions within the Relevant Time Period. At the end of each fiscal year, but before Plan bonuses may be paid, the Committee must certify in writing that Targets and other conditions have been satisfied. The Committee does not have the discretion to increase the amount of any bonus for the Named Executive Officers. The Board may amend or terminate the Plan effective for future fiscal years. The Board will not, however, amend the Plan without Share Owner approval if such approval is required to comply with Section 162(m) of the Internal Revenue Code or other applicable law or to comply with applicable stock exchange requirements.
Bonus Payments. If a Participant’s bonus for the fiscal year does not exceed $2,000, the bonus will be paid in a single sum during the following August. Bonuses exceeding that amount will be paid during the following fiscal year in five cash installments - 50% in the following August and 12.5% in each of the following September, January, April, and June. If a Participant’s employment is terminated before a scheduled payment date, the former employee will not be entitled to receive that bonus payment or any subsequent bonus payment, unless the Participant’s termination was caused by retirement after attaining the country-specific retirement age (62 in the U.S.), death, or permanent disability, in which case, that Participant (or beneficiary, in the event of the participant’s death) will be entitled to receive all bonus payments for the previous fiscal year and a pro-rata share for the current fiscal year, all to be paid in full within 2½ months after the end of the Company’s fiscal year.